Exhibit 99

FOR IMMEDIATE RELEASE

For more information, contact:

Mark Wallinger, Symix
614-523-7243; marwal@symix.com


                        SYMIX CONTINUES AGGRESSIVE GROWTH
                         ACQUIRES FIELD SERVICE PRODUCT

               LEADING PROVIDER OF ERP SOFTWARE FOR MANUFACTURERS
                          BUYS CANADIAN-BASED VAS, INC.


COLUMBUS, Ohio, January 10, 1997 -- Symix (NASDAQ-NMS: SYMX) today announced that it has acquired for an undisclosed sum Canadian-based Visual Applications Software (VAS), Inc., the maker of FieldPro, a leading, midmarket, field service product.

     "Our customers and prospectus wanted improved capabilities to upgrade service and management of their customers," said Symix President and COO Stephen
A. Sasser. "With this acquisition, we have added an application to our product line that will provide our customers with a powerful competitive advantage. The visual scheduling of field resources and remote capabilities of FieldPro provides functionality that surpasses the products provided by most other midmarket Enterprise Resource Planning (ERP) vendors."

     FieldPro is the signature product of VAS, which will remain as a business unit under Symix. Symix will market FieldPro to midsized companies and divisions of multinational corporations, as well as deliver a Symix-branded product using the same technology for manufacturers.


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Symix Acquires VAS/Page 2


     "Symix is a company with exciting momentum and an established international distribution channel," said VAS Chairman Ken Smart, who founded the company. "We are excited about the plan to accelerate the growth and marketplace acceptance of FieldPro."

     Symix develops, markets and supports integrated, high-performance business management software systems for manufacturers with between $20 million and $350 million in annual sales. Its principal product, Symix SyteLine(TM), is designed for discrete manufacturers specializing in configurable products.

     Launched in 1992, FieldPro allows companies to track their service business from customer calls, to assigning technicians, to monitoring parts inventory, to evaluating the performance of service contracts. As companies continue to focus on customers, the need for field service becomes critical. FieldPro allows companies to better service customers after the sale as well as providing critical data needed to evaluate true profitability of products and service organizations. FieldPro runs on desktop computers with the Windows operating system.

     Headquartered in Burlington, Ontario, the majority of VAS business is in North America and the U.K. It has approximately 100 customers at 250 sites and 15 employees.

     The addition of FieldPro plays into the current Symix strategy of helping manufacturers integrate and synchronize resource planning with customers. Symix offers the products, services and technology to assist manufacturers in "becoming indispensable" to their customers by integrating -- not just bundling add-on products, but truly integrating -- product ordering, configuration, manufacturing systems and, now, field service. The focus is to coordinate software that will make vital information available immediately through online resources, like the Internet. The integration of the software


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Symix Acquires VAS/Page 3


will allow manufacturers to communicate with and manage customers better IN THE MANNER THE CUSTOMER REQUIRES. The integrated, or synchronized resource planning model that Symix promotes goes beyond existing "add-on" modules, because it builds the customer into the manufacturer's process through existing technologies and reacts faster allowing for better management, or "ownership" of the customer issues, such as securing an order. Symix's family of ERP/business solutions -- The SYMIX(R) Solution, Symix SyteLine, and Symix SytePower(TM), along with Symix's comprehensive services -- enable midsize manufacturers and divisions of multinational companies to quickly and cost-effectively develop an integrated system for managing critical production, financial and distribution functions.

     With more than 2,400 licenses sold, many of the world's most successful and innovative organizations use Symix software to help manage their businesses. Symix is focused on providing solutions for midsized manufacturers and manufacturing sites, which it defines as between $20 million to $350 million in annual sales. Symix markets its products through sales and services offices in Australia, Europe, North America, and the Pacific Rim. Additionally, SYMIX is sold through more than 40 independent software and support business partners worldwide. Symix product and company information is available at the following URL:http://www.symix.com.

     The statements made in this press release which are not historical fact are "forward looking statements" that involve risks and uncertainties, including, but not limited to, product demand and market acceptance, variation of quarterly revenues, the effect of economic conditions, the impact of competitive products, foreign currency fluctuations, pricing and other factors detailed in Symix's filings with the Securities and Exchange Commission.


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Symix Acquires VAS/Page 4



(SYMIX HAS 2,400 LICENSES WORLDWIDE, AND EVERY DAY MORE THAN 70,000 PEOPLE UTILIZE THE SOFTWARE. THE COMPANY, FOUNDED IN 1979, IS FOCUSED ON FOUR KEY
MARKETS: INDUSTRIAL EQUIPMENT, FURNITURE/FIXTURES, ELECTRONICS AND FABRICATED METALS.)

SYMIX is a registered trademark of Symix Systems, Inc. All other products are trademarks of their respective companies.




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